August 10, 1999


Board of Directors
BCSB Bankcorp, Inc.
4111 East Joppa Road
Baltimore, Maryland 21236

      Re:  BCSB Bankcorp, Inc. Management Recognition Plan and
           BCSB Bankcorp, Inc. 1999 Stock Option Plan
           Registration Statement on Form S-8
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Gentlemen:

      We have acted as special counsel to BCSB Bankcorp, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 320,124 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the BCSB Bankcorp, Inc. Management Recognition Plan and the BCSB Bankcorp, Inc. 1999 Stock Option Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                           Very truly yours,

                           Housley Kantarian & Bronstein, P.C.


                           By: /s/ Joel E. Rappoport
                               -----------------------------
                               Joel E. Rappoport, Esquire